EXHIBIT 10.1
August 19, 2026

Robert Kuhns

Dear Robert,
On behalf of our President and Chief Executive Officer, I am pleased to extend a conditional offer of employment to you for the position of Executive Vice President, Chief Financial Officer with MSC Industrial Supply Co, reporting directly to Martina McIsaac.
This offer is contingent upon successful completion of a pre-employment background check. As agreed, your start date will be September 14, 2026.
As an exempt associate, your starting annual base salary will be $650,000. This will be earned and paid every other Thursday at the bi-weekly rate of $25,000, less payroll deductions, required taxes and withholdings.
In addition, you will be eligible to participate in the annual company bonus at a target of 85% of your annual base pay. The bonus is payable in November for those who start by May 31st of the same calendar year.  For those starting on/after June 1st the bonus is payable in November of the following year. This bonus may be pro-rated based upon your date of hire.
You will also be eligible for an annual equity target of $1,500,000.00. The equity is currently granted as 50% Performance Stock Units (PSUs) with a three (3) year cliff vesting schedule, and 50% Restricted Stock Units (RSUs) that will vest 25% per year over four (4) years. This grant is typically made in November.
You are eligible for a sign-on equity grant of $1,500,000.00 in RSUs that will vest 25% per year for four (4) years. It will be granted as soon as possible after your start date, pending Compensation Committee approval.
The bonus and equity grant are not guaranteed but based upon company and individual performance, as well as Board approval. Please note that bonus and equity targets may vary each year.
You will be eligible for a leased Company vehicle at the executive level equipped with a telematics device. Installation of the telematics device is mandatory and a condition of your employment.  The Company will pay for the insurance, maintenance, and gas for the vehicle.  Please note that we will conduct a review of your driving record annually through the Department of Motor Vehicles. If you would prefer to participate in our vehicle allowance program instead of accepting a vehicle, you will be eligible for a monthly auto allowance in the amount of $1,374.71, totaling $16,496 per year. It will be paid bi-weekly at the rate of $634.48. Please be advised that this allowance is considered income and may have tax implications. You should consult a tax expert for advice on this issue.
An overview of our comprehensive benefits program is attached.  Your effective date of benefits is on the first of the month following both the month of hire and the next full calendar month. For example, whether your first day of employment is September 1 or September 14, you will be eligible for health benefits as of November 1.  This position carries unlimited vacation, scheduled with the approval of management. MSC also currently recognizes nine paid holidays per year.  A change to your start date may impact your benefits eligibility date.
To support you in the transition to your new location, MSC is providing relocation assistance through our vendor, UrbanBound. You will receive an invitation to create an account and be assigned a dedicated Relocation Consultant, who will walk you through the benefits and support that they provide. If you separate your employment within 1 year of this relocation assistance payment, full reimbursement to MSC will be required unless otherwise prohibited by applicable law.
So that we may proceed with the hiring process, please confirm your acceptance of the offer by signing below and returning this letter to me. You will receive an email with a link to complete all onboarding documents, including our Confidentiality, Trade Secret Protection, Non-Competition, Non-Recruitment, and Non-Solicitation Agreement, execution of which is a condition of your employment.  Neither this condition, nor this offer letter should be construed as a contract of employment. Your employment is also contingent upon you providing appropriate documentation as required by Federal law to prove your identity and eligibility to work in the United States. Please bring the appropriate document(s) on your first day of employment.
Rob, we are so excited to have you join us. MSC continues to transform, and your leadership will be highly impactful for our team. We look forward to an amazing partnership.

If I can answer any questions or provide any information to help you in your onboarding process, please let me know. Feel free to call me at 734-718-9770 if you have any questions.
Sincerely,
/s/ Julie Rockett

Julie Rockett
Vice President, Chief People Officer

/s/ Robert Kuhns                             8/20/2026
Robert Kuhns                                 Date
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